Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY SENIOR VICE PRESIDENT ADOPTS RULE 10b5-1 TRADING PLAN

BOHEMIA, N.Y. — August 2, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that Michael Slade, its Senior Vice President and a member of the Board of Directors and trustee of a private trust, has adopted pre-arranged stock trading plans to sell a portion of his NBTY stock over time, as part of his retirement as an officer of NBTY (effective December 31, 2007)  and as part of his individual long term strategy of asset diversification and to provide liquidity for the trust.  These stock trading plans were adopted in accordance with Rule 10b5-1 of the U.S. Securities Exchange Act of 1934 and NBTY’s policies with respect to insider trading.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information.  Using these plans, insiders can diversify their investment portfolios and can avoid concerns about whether they had material, non-public information when they sold their stock.

Under his Rule 10b5-1 plans, which are effective as of August 2, 2007, Mr. Slade may sell personally up to 565,000 shares and through the trust up to 530,847 shares of NBTY stock over a period of approximately two years, starting in September 2007 and terminating in September 2009, subject to certain price targets and restrictions.

ABOUT NBTY

 NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Osteo Bi-Flex® (www.osteobiflex.com), PureProtein® (www.pureprotein.net), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.